Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2009

Ocala, FL…March 12, 2009— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its first quarter ended January 31, 2009. Sales for the first quarter of 2009 were $3,561,482 as compared to $8,168,552 recorded in first quarter of 2008. Loss from operations for the first quarter of 2009 was $519,823 versus income of $524,775 in the same period a year ago. Net loss after taxes was $123,148 as compared to income of $620,985 for the same period last year. The net loss after taxes of $123,148 for the first quarter of 2009 came after deducting $66,911 in non-cash losses for our investment in two retirement community limited partnerships. Loss for the first quarter of 2009 was ($0.03) per share compared to diluted earnings of $0.15 per share last year.

Nobility’s financial position during fiscal year 2009 remains very strong with cash and cash equivalents, short and long-term investments of $12,306,660 and no outstanding debt. Working capital is $20,084,846 and our ratio of current assets to current liabilities is 19.3:1. Stockholders’ equity is $42,131,548 and the book value per share of common stock is $10.35. The Company repurchased in the open market 17,133 shares of its common stock during first quarter of 2009. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

The Board of Directors declared an annual cash dividend of $.25 per common share for fiscal year 2008. The cash dividend was paid January 12, 2009 to stockholders of record as of January 2, 2009.

Terry Trexler, President stated, “Sales and operations for the first quarter of 2009, were adversely impacted by our country’s severe economic uncertainty and the reduced manufactured housing shipments in Florida, plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period of November 2008 through January 2009 were down approximately 52% from the same period last year. Fiscal year 2009 is Nobility’s 42nd year of operating in our market area and may prove to be our most challenging. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges facing our country, our industry, and Nobility.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial condition is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company has closed one under-performing retail model center in the panhandle of Florida and will temporarily close our Belleview, Florida, manufacturing plant. The Company will consolidate the Belleview product line into the Ocala manufacturing plant and continue to offer a full price range of homes to our customers. Management will continue to evaluate Prestige’s other sixteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our strong balance sheet.

Although the overall housing picture, financial market and economy have declined significantly this past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor good future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we plan to continue out-performing the industry. For the remainder of fiscal 2009, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of Nobility’s affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 42 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With sixteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, March 12, 2009 AT ll:00 AM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-723-6575. THE PASSCODE FOR THE CALL IS 1296344. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=56902

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

Unaudited

	January 31,	November 1,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$4,042,252	$8,649,724
Short-term investments	144,380	168,210
Accounts receivable	476,746	654,529
Inventories	14,801,313	12,051,361
Prepaid income taxes	648,379	438,398
Prepaid expenses and other current assets	811,363	433,166
Deferred income taxes	257,032	298,408

Total current assets	21,181,465	22,693,796

Property, plant and equipment, net	4,320,113	4,342,401
Long-term investments	8,120,028	8,140,226
Other investments	7,117,165	7,222,276
Deferred income taxes	351,577	334,424
Other assets	2,412,819	2,397,939

Total assets	$43,503,167	$45,131,062

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$163,619	$186,477
Accrued compensation	112,147	201,155
Accrued expenses and other current liabilities	278,763	355,218
Customer deposits	542,090	717,951

Total current liabilities	1,096,619	1,460,801

Uncertain tax liabilities	275,000	275,000

Total liabilities	1,371,619	1,735,801

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,219,729	10,178,398
Retained earnings	40,826,606	41,968,423
Accumulated other comprehensive income	(14,688)	175
Less treasury stock at cost, 1,293,506 and 1,276,373 shares, respectively, in 2009 and 2008	(9,436,590)	(9,288,226)

Total stockholders’ equity	42,131,548	43,395,261

Total liabilities and stockholders’ equity	$43,503,167	$45,131,062

NOBILITY HOMES, INC.

Consolidated Statements of Income and Comprehensive Income

Unaudited

	Three Months Ended
	January 31,	February 2,
	2009	2008

Net sales	$3,561,482	$8,168,552

Cost of goods sold	(2,739,305)	(5,952,355)

Gross profit	822,177	2,216,197

Selling, general and administrative expenses	(1,342,000)	(1,691,422)

Operating income (loss)	(519,823)	524,775

Other income:
Interest income	123,781	172,261
Undistributed earnings in joint venture - Majestic 21	45,300	84,120
Earnings from finance revenue sharing agreement	157,700	150,200
Undisributed losses from investments in retirement community limited partnership	(66,911)	—
Miscellaneous	14	(3,747)

Total other income	259,884	402,834

Income (loss) before provision for income taxes	(259,939)	927,609

Provision for income taxes	136,791	(306,624)

Net income (loss)	(123,148)	620,985

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(14,863)	(41,195)

Comprehensive income (loss)	$(138,011)	$579,790

Weighted average number of shares outstanding
Basic	4,078,820	4,086,897
Diluted	4,078,833	4,092,431

Earnings per share
Basic	$(0.03)	$0.15
Diluted	$(0.03)	$0.15

Cash dividends paid per common share	$0.25	$0.50